Exhibit 99.1

CONSOL Energy Reports First Quarter Results;
Blacksville and Buchanan Longwalls Scheduled for May 1 Re-Start

PITTSBURGH (April 26, 2012) - CONSOL Energy Inc. (NYSE: CNX), the leading diversified fuel producer in the Eastern United States, reported net income for the quarter ended March 31, 2012 of $97 million, or $0.42 per diluted share, compared to $192 million, or $0.84 per diluted share from the year-earlier quarter. EBITDA1, a non-GAAP financial measure, was $324 million for the quarter ended March 31, 2012. This compared to $466 million in the year-earlier quarter.

"We have been managing our way through this challenging environment," commented J. Brett Harvey, chairman and CEO. "The very warm winter, weakened economy, and low natural gas prices have quickly turned a tight coal environment into a surplus. Fortunately, CONSOL Energy began 2012 with all of our thermal coal contracted for the year at favorable pricing, nearly one-half of our expected gas production hedged at $5.25 per Mcf, and nearly $400 million of cash on the balance sheet. I believe that CONSOL Energy is well-positioned to capture the next upcycle, as our lower cost mines remain well capitalized and our inventory levels only grew modestly."

Despite this environment, CONSOL has several important 2012 catalysts that drive future profitability improvements: 1) our exciting Utica Shale exploration play with 22 (gross) wells planned for the year, 2) our liquids-rich Marcellus Shale play with 39 (gross) wells planned, and 3) our Baltimore Terminal expansion in the third quarter which will continue driving our long term expectations for rising thermal and met coal exports.

CONSOL Energy is re-starting the longwall at its Blacksville Mine on May 1. The company has largely concluded negotiations with thermal coal customers concerning deferred shipments, enabling us to resume our thermal guidance for the second quarter and beyond. CONSOL believes that it is effectively capturing the economic value of those deferrals for its shareholders.

"A similar situation exists in the coking coal markets," continued Mr. Harvey, "where overseas steelmakers have been taking advantage of a lull in the strong longer term market to pressure coal producers into accepting prices lower than the benchmark."

CONSOL idled its longwall at Buchanan, effective March 9, in an effort to refrain from selling its premium hard coking coal at a discount. As a result of extensive negotiations, CONSOL has now come to terms with its customers and, as a result, will re-start the longwall at Buchanan on May 1. Updated low-vol guidance also appears later in this release.

Cash flow from operations in the quarter was $229 million, as compared to $435 million in the year-earlier quarter. CONSOL continues to invest in its future, in both coal and gas, by spending $306 million in the 2012 first quarter on capital projects. In coal, CONSOL saw first production (but not sales) from its Amonate Mining Complex during the first quarter.

In gas, CONSOL Energy is exploring for oil and liquids in the Ohio Utica Shale, where CONSOL and its JV partner plan to drill 22 (gross) wells this year. Similarly in the Marcellus Shale, the company and its JV partner are maximizing value by drilling 39 (gross) wells in the liquids-rich area of the play. The results from the first 5 of these Marcellus Shale wells are due to be released during the first week in June. Many of the remaining 60 (gross) Marcellus Shale wells are being drilled on 100%-net revenue interest acreage, which enables the joint venture to earn an economic return at the current NYMEX gas strip.

There were several discrete items during the quarter including an impairment from the enactment of the Pennsylvania Marcellus Shale impact fee, and the gain from the sale of some non-core properties. The net effect of these items on earnings was negligible.

1The term "EBITDA" is a non-GAAP financial measure, which is defined and reconciled to the GAAP net income below, under the caption “Non-GAAP Financial Measures."

CONSOL has taken proactive steps to reduce costs. Full-year 2012 annual administrative and support service expenses is expected to remain flat with 2011 levels from hiring limitations, executive and corporate salary freezes, and other cost cutting measures. Our purchasing team has worked with suppliers and vendors to reduce price increases as well as reduce costs. We expect this process to continue throughout the year.

Coal Division Results:

COAL DIVISION RESULTS BY PRODUCT CATEGORY - Quarter-To-Quarter Comparison

	Low-Vol	Low-Vol	High-Vol	High-Vol	Thermal	Thermal
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	March 31,	March 31,	March 31,
	2012	2011	2012	2011	2012	2011
Sales - Company Produced (millions of tons)	1.0	1.4	1.0	1.1	13.3	14.2
Coal Production (millions of tons)	1.0	1.5	1.0	1.1	13.7	14.6
Average Realized Price Per Ton - Company Produced	$157.78	$165.49	$66.28	$77.40	$61.39	$57.82
Less:
Operating Costs Per Ton	$70.86	$52.26	$40.43	$30.21	$40.61	$33.08
Non-Operating Charges Per Ton	$11.80	$8.34	$5.34	$4.79	$5.34	$5.48
DD&A Per Ton	$9.80	$5.75	$5.85	$5.01	$5.87	$5.12
Total Cost Per Ton - Company Produced	$92.46	$66.35	$51.62	$40.01	$51.82	$43.68
Average Margin Per Ton	$65.32	$99.14	$14.66	$37.39	$9.57	$14.14
Addback DD&A Per Ton	$9.80	$5.75	$5.85	$5.01	$5.87	$5.12
Average Margin Per Ton, before DD&A	$75.12	$104.89	$20.51	$42.40	$15.44	$19.26
Cash Flow before Cap. Ex and DD&A	$75	$147	$21	$47	$205	$273
Ending Inventory (MM tons)	0.2	0.2	N/A	N/A	2.0	2.5
Sales and production include CONSOL Energy's portion from equity affiliates. Operating costs include items such as labor, supplies, power, preparation costs, project expenses, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premiums), royalties, and production and property taxes. Non-operating charges include items such as charges for long-term liabilities, and direct administration. The treatment of general and administrative has changed; it has been removed from the costs shown in this table for both the current quarter and the year-earlier quarter. Management has decided to allocate G&A to the coal division and the gas division, but will no longer allocate G&A beyond that. Sales times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated for the low-vol, high-vol, and thermal coal categories. This cash generation will be offset by maintenance of production (MOP) capital expenditures. N/A means not applicable; there is no inventory in the High-Vol segment.
Total costs per ton, across all of CONSOL Energy's coal production in the quarter ended March 31, 2012 were $54.40, or an increase of $8.97, or 20%, over the quarter ended March 31, 2011. The March idling of Blacksville and Buchanan mines accounted for $1.43 of this increase, so that total costs per ton were $52.97 excluding the idling costs. This was actually a decrease, however, from the December 2011 quarter. All of these costs now exclude general and administrative, which management has decided not to allocate to coal (and gas) categories from this point forward.
In the high-vol category, average operating costs per ton increased due to the mix of mines shipping coal in this category. Specifically, the company had more Central Appalachian mines shipping high-vol tons. These mines have higher cost structures than the Northern Appalachian mines that shipped exclusively in the year-earlier quarter.
Coal production in the quarter consisted of 1.0 million tons of low-vol, 1.0 million tons of high-vol, and 13.7 million tons of thermal, for a total of 15.7 million tons.
Of the thermal coal production,12.5 million tons were from Northern Appalachia and 1.2 million tons were from Central Appalachia.

During the first quarter, thermal coal inventory was increased by 0.4 million tons, when compared to the quarter ended December 31, 2011.

Coal Marketing Update:

Low-Vol: CONSOL reached agreements with steelmakers to re-price 457,000 tons of its premium low-vol coal, while contracting 224,000 tons of new sales. CONSOL will be receiving $119 per short ton, FOB Buchanan Mine for this coal, which translates into an FOB (Australian) Terminal price per metric ton of approximately $185.

High-Vol: Softness in the Asian met markets during the quarter has affected the realized high-vol price. Pricing in other high-vol markets, though, remained relatively stable. The net effect is that realized pricing was below the low end of the previously estimated range of $68 - $75 per ton, FOB mine.

U.S. Thermal: CONSOL's thermal coal continues to be sold out for 2012. Due to the factors cited earlier, however, thermal customers have requested deferrals on about 5 million tons, because their inventories are very high. CONSOL is working to re-schedule deliveries, some of which will occur beyond 2012. Because of the lack of clarity for 2013, discussions for new thermal sales have not yet begun.

Global Thermal: CONSOL has reacted to softness in the European thermal market, its traditional overseas thermal market, by successfully initiating sales to India during the quarter. For the second quarter, vessels have been contracted to continue to supply both the Indian and Chinese thermal markets. These incremental markets are providing CONSOL with the sales volume needed to re-start the longwall at Blacksville #2 Mine.

Gas Division Results:

The table below summarizes the key metrics for the Gas Division:

GAS DIVISION RESULTS — Quarter-to-Quarter Comparison

	Quarter	Quarter
	Ended	Ended
	March 31, 2012	March 31, 2011
Total Revenue and Other Income ($ MM)	$190.0	$198.7
Net Income	$7.5	$14.6
Net Cash from Operating Activities ($ MM)	$54.4	$97.0
Total Period Production (Bcf)	37.7	35.9
Average Daily Production (MMcf)	415	399
Capital Expenditures ($ MM)	$98.5	$150.6
Production results are net of royalties.

Coalbed Methane (CBM): Total production was 22.7 Bcf, an increase of 1% from the 22.4 Bcf produced in the year-earlier quarter.

Marcellus Shale: Total production was 6.7 Bcf, an increase of 40% from the 4.8 Bcf produced in the year-earlier quarter. After reducing the year-earlier quarter's production by the 2.4 Bcf attributable to the subsequent sales to Antero and Noble Energy, the adjusted increase was an impressive 180%.

Conventional: Total production was 7.6 Bcf, a decrease of 8% from the 8.2 Bcf produced in the year-earlier quarter. The company has been shifting rigs and capital toward higher potential return Marcellus and Utica drilling prospects.

Other: A miscellaneous category had production of 0.7 Bcf, up slightly from 0.5 Bcf in the year-earlier quarter.

PRICE AND COST DATA PER MCF — Quarter-to-Quarter Comparison

Despite 13% higher adjusted gas volumes, the company experienced reduced profitability within the Gas Division when compared with the quarter ended March 31, 2011. Unit gas margins fell, primarily due to a $0.67 decrease in realized unit gas prices. Total unit gas costs declined, as did each subcategory, due in part to the increased emphasis on low cost Marcellus Shale drilling, where the company has been drilling longer laterals on multi-well pads. Unit DD&A was lower due to higher proved reserves. The table excludes all retroactive Marcellus Shale impact fees from wells drilled prior to 2012.

	Quarter	Quarter
	Ended	Ended
	March 31, 2012	March 31, 2011
Average Sales Price	$4.26	$4.93
Costs - Production
Lifting	$0.62	$0.59
Ad Valorem, Severance and Other Taxes	$0.17	$0.18
DD&A	$1.09	$1.14
Total Production Costs	$1.88	$1.91

Costs - Gathering
Operating Costs	$0.59	$0.61
Transportation	$0.34	$0.31
DD&A	$0.20	$0.24
Total Gathering Costs	$1.13	$1.16

Gas Direct Administrative Selling & Other	$0.35	$0.44

Total Costs	$3.36	$3.51

Margin	$0.90	$1.42
Note: Costs −"Gas Direct Administration, Selling, & Other" excludes general administration, incentive compensation, and other corporate expenses.

CONSOL Energy 2012 Production Guidance

CONSOL Energy expects its net gas production to be between 157 - 159 Bcf for the year. Second quarter gas production, net to CONSOL, is expected to be approximately 37 - 38 Bcf.

Total hedged gas production in the 2012 second quarter is 19.1 Bcf, at an average price of $5.25 per Mcf. The annual gas hedge position for three years is shown in the table below:

GAS DIVISION GUIDANCE

	2012	2013	2014
Total Yearly Production (Bcf)	157-159	N/A	N/A
Volumes Hedged (Bcf),as of 4/17/12	76.9	50.8	44.0
Average Hedge Price ($/Mcf)	$5.25	$5.06	$5.20

COAL DIVISION GUIDANCE

	2Q 2012	2012	2013	2014
Estimated Coal Sales (millions of tons)	14.2 - 14.9	58.9 - 60.9	59.4 - 61.4	63.5 - 65.5
Est. Low-Vol Met Sales	0.7 - 0.9	4.1 - 4.2	4.5 - 4.7	4.3 - 4.5
Tonnage: Firm	0.4	2.2	0.2	—
Avg. Price: Sold (Firm)	$185.02	$174.13	$107.01	$—
Price: Estimated (For open tonnage)	N/A	N/A	N/A	N/A
Est. High-Vol Met Sales	1.2 -1.3	4.5 - 4.7	5.0 - 5.1	5.6 - 5.8
Tonnage: Firm	0.8	2.4	0.3	0.3
Avg. Price: Sold (Firm)	$73.32	$72.66	$71.69	$75.53
Price: Estimated (For open tonnage)	N/A	N/A	N/A	N/A
Est. Thermal Sales	12.1 - 12.7	50.0 - 51.7	49.3 - 51.0	53.0 - 54.6
Tonnage: Firm	12.4	50.0	22.8	15.6
Avg. Price: Sold (Firm)	$61.63	$62.32	$63.16	$64.63
Price: Estimated (For open tonnage)	N/A	N/A	N/A	N/A
Note: N/A means not available or not forecast. CONSOL has chosen not to forecast prices for open tonnage due to ongoing customer negotiations. In the thermal sales category, the open tonnage includes 4.7 million collared tons in 2013, with a ceiling of $59.78 per ton and a floor of $51.63 per ton. For 2014, the open tonnage in the thermal sales category includes 7.0 million tons, with a ceiling of $60.13 per ton and a floor of $46.76 per ton. Total estimated coal sales for 2012, 2013, and 2014 include 0.3, 0.6, and 0.6 million tons, respectively, from Amonate. The Amonate tons are not included in the category breakdowns. None of the Amonate tons has yet been sold.

Liquidity
Total company liquidity as of March 31, 2012 was $2.7 billion.
As of March 31, 2012, CONSOL Energy had $1.6 billion in total liquidity, which is comprised of $119.6 million of cash, $39.2 million available to be borrowed under the accounts receivable securitization facility, and $1,398.9 million available to be borrowed under its $1.5 billion bank facility. CONSOL Energy also has outstanding letters of credit of $261.9 million.
As of March 31, 2012, CNX Gas Corporation had $1,097.5 million in total liquidity, which is comprised of $167.7 million of cash and $929.8 million available to be borrowed under its $1.0 billion bank facility. CNX Gas' credit facility has no borrowings thereunder, and outstanding letters of credit of $70.2 million.

CONSOL Energy Inc., the leading diversified fuel producer in the Eastern U.S., is a member of the Standard & Poor's 500 Equity Index and the Fortune 500. It has 12 bituminous coal mining complexes in four states and reports proven and probable coal reserves of 4.5 billion tons. It is also a leading Eastern U.S. gas producer, with proved reserves of 3.5 trillion cubic feet. Additional information about CONSOL Energy can be found at its web site: www.consolenergy.com.

Non-GAAP Financial Measures

Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company's operating performance before debt expense and its cash or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBIT, EBITDA and earnings to financial Net Income is as follows:

	Three Months Ended
	March, 31
	2012	2011
Net Income	$97,196	$192,149

Add: Interest Expense	58,120	66,482
Less: Interest Income	(8,532)	(381)
Add: Income Taxes	21,381	58,928

Earnings Before Interest & Taxes (EBIT)	168,165	317,178

Add: Depreciation, Depletion & Amortization	155,347	149,062

Earnings Before Interest, Taxes and DD&A (EBITDA)	$323,512	$466,240

Forward-Looking Statements
We are including the following cautionary statement in this document to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of us. With the exception of historical matters, the matters discussed in this document are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this document speak only as of the date of this document; we disclaim any obligation to update these statements, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in global economic conditions in any of the industries in which our customers operate, or sustained uncertainty in financial markets cause conditions we cannot predict; a significant or extended decline in prices we receive for our coal and natural gas affecting our operating results and cash flows; our customers extending existing contracts or entering into new long-term contracts for coal; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our coal and natural gas to market; a loss of our competitive position because of the competitive nature of the coal and natural gas industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; our inability to maintain satisfactory labor relations; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted regulations relating to greenhouse gas emissions on the demand for coal and natural gas; foreign currency fluctuations could adversely affect the competitiveness of our coal abroad; the risks inherent in coal and natural gas operations being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; decreases in the availability of, or increases in, the price of commodities or capital equipment used in our mining and natural gas operations; decreases in the availability of, an increase in the prices charged by third party contractors or, failure of third party contractors to provide quality services to us in a timely manner could impact our profitability; obtaining and renewing governmental permits and approvals for our coal and natural gas operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our coal and natural gas operations; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down a mine or well; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current coal and gas operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable coal and gas reserves; costs associated with perfecting title for coal or gas rights on some of our properties; the outcomes of various legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934; the impacts of various asbestos litigation claims; increased exposure to employee related long-term liabilities; our accruals for obligations for long-term employee benefits are based upon assumptions which, if inaccurate, could result in our being required to expend greater amounts than anticipated; due to our participation in an underfunded multi-employer pension plan, we have exposure under that plan that extends beyond what our obligation would be with respect to our employees and in the future we may have to make additional cash contributions to fund the pension plan or incur withdrawal liability; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year; acquisitions and joint ventures that we recently have completed or entered into or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made and divestitures we anticipate may not occur or produce anticipated proceeds including joint venture partners paying anticipated carry obligations; the terms of our two significant existing gas joint ventures restrict our flexibility and actions taken by the other party in our gas joint ventures may impact our financial position; the anti-takeover effects of our rights plan could prevent a change of control; risks associated with our debt; replacing our natural gas reserves, which if not replaced, will cause our gas reserves and gas production to decline; our ability to find adequate water sources for use in gas drilling, or our ability to dispose of water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; and other factors discussed in the 2011 Form 10-K under "Risk Factors," as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

Contacts:

Investor: Dan Zajdel at (724) 485-4169
Media: Lynn Seay at (724) 485-4065

CONSOL ENERGY INC. AND SUBSIDIARIES

SPECIAL INCOME STATEMENT
(Unaudited)
(Dollars in millions)

	Three Months Ended March 31, 2012
	Produced	Other	Total			Total
	Coal	Coal	Coal	Gas	Other	Company
Sales	$1,046	$9	$1,055	$162	$97	$1,314
Gas Royalty Interest	—	—	—	12	—	12
Freight Revenue	—	49	49	—	—	49
Other Income	5	27	32	16	4	52
Total Revenue and Other Income	1,051	85	1,136	190	101	1,427

Cost of Goods Sold	661	42	703	100	102	905
Gas Royalty Interests' Costs	—	—	—	10	—	10
Freight Expense	—	49	49	—	—	49
Selling, General & Admin.	—	41	41	10	(12)	39
DD&A	96	4	100	49	6	155
Interest Expense	—	—	—	1	57	58
Taxes Other Than Income	70	10	80	8	4	92
Total Costs	827	146	973	178	157	1,308

Earnings Before Income Taxes	$224	$(61)	$163	$12	$(56)	$119

Income Tax						$22

Net Income						$97

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2012	2011
Sales—Outside	$1,311,471	$1,385,478
Sales—Gas Royalty Interests	12,206	18,835
Sales—Purchased Gas	839	980
Freight—Outside	49,293	36,868
Other Income	52,961	23,216
Total Revenue and Other Income	1,426,770	1,465,377
Cost of Goods Sold and Other Operating Charges (exclusive of depreciation, depletion and amortization shown below)	904,041	813,709
Gas Royalty Interests Costs	10,249	16,807
Purchased Gas Costs	517	676
Freight Expense	49,293	36,679
Selling, General and Administrative Expenses	38,999	40,196
Depreciation, Depletion and Amortization	155,347	149,062
Interest Expense	58,120	66,482
Taxes Other Than Income	91,627	90,689
Total Costs	1,308,193	1,214,300
Earnings Before Income Taxes	118,577	251,077
Income Taxes	21,381	58,928
Net Income	$97,196	$192,149
Earnings Per Share:
Basic	$0.43	$0.85
Dilutive	$0.42	$0.84
Weighted Average Number of Common Shares Outstanding:
Basic	227,269,269	226,350,594
Dilutive	230,124,011	228,814,838
Dividends Paid Per Share	$0.125	$0.100

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2012	2011
Net Income	$97,196	$192,149

Other Comprehensive Income:
Treasury Rate Lock (Net of tax: $-, $12)	—	(20)
Actuarially Determined Long-Term Liability Adjustments
Change in Prior Service Cost (Net of tax: ($30,295), $-)	50,276	—
Amortization of Prior Service Cost (Net of tax: $4,552, $4,583)	(7,554)	(7,365)
Amortization of Net Loss (Net of tax: ($10,154), ($9,766))	16,851	15,692
Net Increase in the Value of Cash Flow Hedge (Net of tax: ($49,008), ($2,814))	76,076	4,371
Reclassification of Cash Flow Hedges from OCI to Earnings (Net of tax: $31,380, $12,615)	(47,941)	(18,840)
Other Comprehensive Income:	87,708	(6,162)
Comprehensive Income	$184,904	$185,987

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	(Unaudited)
	March 31, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and Cash Equivalents	$287,313	$375,736
Accounts and Notes Receivable:
Trade	463,258	462,812
Notes Receivable	314,514	314,950
Other Receivables	126,931	105,708
Inventories	284,997	258,335
Deferred Income Taxes	128,904	141,083
Prepaid Expenses	260,818	239,353
Total Current Assets	1,866,735	1,897,977
Property, Plant and Equipment:
Property, Plant and Equipment	14,357,246	14,087,319
Less—Accumulated Depreciation, Depletion and Amortization	4,915,809	4,760,903
Total Property, Plant and Equipment—Net	9,441,437	9,326,416
Other Assets:
Deferred Income Taxes	467,753	507,724
Restricted Cash	22,158	22,148
Investment in Affiliates	200,221	182,036
Notes Receivable	300,382	300,492
Other	296,925	288,907
Total Other Assets	1,287,439	1,301,307
TOTAL ASSETS	$12,595,611	$12,525,700

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	(Unaudited)
	March 31, 2012	December 31, 2011
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$471,921	$522,003
Current Portion of Long-Term Debt	20,879	20,691
Accrued Income Taxes	50,313	75,633
Other Accrued Liabilities	856,858	770,070
Total Current Liabilities	1,399,971	1,388,397
Long-Term Debt:
Long-Term Debt	3,122,234	3,122,234
Capital Lease Obligations	54,484	55,189
Total Long-Term Debt	3,176,718	3,177,423
Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	2,976,181	3,059,671
Pneumoconiosis Benefits	174,559	173,553
Mine Closing	409,778	406,712
Gas Well Closing	125,557	124,051
Workers’ Compensation	150,377	151,034
Salary Retirement	242,727	269,069
Reclamation	36,148	39,969
Other	129,483	124,936
Total Deferred Credits and Other Liabilities	4,244,810	4,348,995
TOTAL LIABILITIES	8,821,499	8,914,815
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 227,542,426 Issued and 227,507,671 Outstanding at March 31, 2012; 227,289,426 Issued and 227,056,212 Outstanding at December 31, 2011	2,275	2,273
Capital in Excess of Par Value	2,250,516	2,234,775
Preferred Stock, 15,000,000 authorized, None issued and outstanding	—	—
Retained Earnings	2,235,776	2,184,737
Accumulated Other Comprehensive Loss	(713,846)	(801,554)
Common Stock in Treasury, at Cost—34,755 Shares at March 31, 2012 and 233,214 Shares at December 31, 2011	(609)	(9,346)
Total Stockholders’ Equity	3,774,112	3,610,885
TOTAL LIABILITIES AND EQUITY	$12,595,611	$12,525,700

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Dollars in thousands, except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Common Stock in Treasury	Total Stockholders’ Equity
Balance at December 31, 2011	$2,273	$2,234,775	$2,184,737	$(801,554)	$(9,346)	$3,610,885
(Unaudited)
Net Income	—	—	97,196	—	—	97,196
Other Comprehensive Income	—	—	—	87,708	—	87,708
Comprehensive Income	—	—	97,196	87,708	—	184,904
Issuance of Treasury Stock	—	—	(17,770)	—	8,737	(9,033)
Issuance of Common Stock	2	52	—	—	—	54
Tax Cost From Stock-Based Compensation	—	(563)	—	—	—	(563)
Amortization of Stock-Based Compensation Awards	—	16,252	—	—	—	16,252
Dividends ($0.125 per share)	—	—	(28,387)	—	—	(28,387)
Balance at March 31, 2012	$2,275	$2,250,516	$2,235,776	$(713,846)	$(609)	$3,774,112

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2012	2011
Operating Activities:
Net Income	$97,196	$192,149
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	155,347	149,062
Stock-Based Compensation	16,252	13,446
Gain on Sale of Assets	(19,713)	(323)
Amortization of Mineral Leases	1,886	2,468
Deferred Income Taxes	(2,265)	23,099
Equity in Earnings of Affiliates	(7,935)	(5,481)
Changes in Operating Assets:
Accounts and Notes Receivable	(17,990)	(26,901)
Inventories	(26,662)	(29,435)
Prepaid Expenses	6,231	7,585
Changes in Other Assets	10,837	9,449
Changes in Operating Liabilities:
Accounts Payable	(39,312)	7,279
Other Operating Liabilities	62,233	75,863
Changes in Other Liabilities	(8,928)	13,521
Other	2,309	3,463
Net Cash Provided by Operating Activities	229,486	435,244
Investing Activities:
Capital Expenditures	(306,446)	(254,778)
Proceeds from Sales of Assets	28,611	300
Distributions, net of Investments In, from Equity Affiliates	(10,250)	1,470
Net Cash Used in Investing Activities	(288,085)	(253,008)
Financing Activities:
Payments on Short-Term Borrowings	—	(113,500)
Payments on Miscellaneous Borrowings	(2,330)	(3,698)
Payments on Securitization Facility	—	(200,000)
Proceeds from Issuance of Long-Term Notes	—	250,000
Tax Benefit from Stock-Based Compensation	750	3,306
Dividends Paid	(28,387)	(22,625)
Issuance of Common Stock	54	—
Issuance of Treasury Stock	109	3,699
Debt Issuance and Financing Fees	(20)	(4,517)
Net Cash Used in Financing Activities	(29,824)	(87,335)
Net (Decrease) Increase in Cash and Cash Equivalents	(88,423)	94,901
Cash and Cash Equivalents at Beginning of Period	375,736	32,794
Cash and Cash Equivalents at End of Period	$287,313	$127,695